EX 99.(d)(1)
AMENDED AND RESTATED
INVESTMENT ADVISORY AGREEMENT
     INVESTMENT ADVISORY AGREEMENT made as of the 1st day of November, 2004 and supplemented as of April 24, 2008, by and between the registered investment companies, including any portfolio/series thereof, as set forth on Schedule A (each, a “Fund” and collectively, the “Funds”) as may be amended from time to time, and Morgan Stanley Investment Advisors Inc., a Delaware corporation (hereinafter called the “Investment Adviser”):
     WHEREAS, each Fund is engaged in business as an open-end management investment company or as a closed-end management investment company, as identified as such on Schedule A, and is registered as such under the Investment Company Act of 1940, as amended (the “Act”); and
     WHEREAS, the Investment Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, and engages in the business of acting as investment adviser; and
     WHEREAS, each Fund entered into an Investment Management Agreement to provide management and investment advisory services with the Investment Adviser, or its predecessor as the case may be, effective as of the date set forth in Schedule A (the “Current Investment Management Agreements”); and
     WHEREAS, as of May 1, 2004, the Current Investment Management Agreements were amended and restated to combine the Current Investment Management Agreements into a single Amended and Restated Investment Management Agreement (the “Amended and Restated Investment Management Agreement”) to reflect the current parties to such agreements and to make other ministerial changes designed to facilitate the administration of the Amended and Restated Investment Management Agreement; and
     WHEREAS, each Fund desires to retain the Investment Adviser to render investment advisory services in the manner and on the terms and conditions hereinafter set forth; and
     WHEREAS, the Investment Adviser desires to be retained to perform said services on said terms and conditions; and
     WHEREAS, each Fund and the Investment Adviser desires to provide for the administrative and other management services that the Investment Adviser provided under the Amended and Restated Investment Management Agreement in a separate Administration Agreement (the “Administration Agreement”) to be entered into by each Fund with Morgan Stanley Services Company Inc.; and
     WHEREAS, this Agreement further amends and restates the Amended and Restated Investment Management Agreement to remove the provisions relating to the administrative and other management services, and to reduce the fees payable by the Funds hereunder but otherwise reflects the current parties to the Amended and Restated Investment Management Agreement (and Annexes 1, 2 and 3 will be amended, if necessary, to add a Fund when such Fund is first included in Schedule A);

W I T N E S S E T H
     In consideration of the mutual covenants and agreements of the parties hereto as hereinafter contained, each Fund and the Investment Adviser agree as follows:
     1. Each Fund hereby retains the Investment Adviser to act as investment adviser of such Fund and, subject to the supervision of the Trustees/Directors, to supervise the investment activities of such Fund as hereinafter set forth. Without limiting the generality of the foregoing, the Investment Adviser shall obtain and evaluate such information and advice relating to the economy, securities, securities markets and commodities markets as it deems necessary or useful to discharge its duties hereunder; shall continuously manage the assets of each Fund in a manner consistent with the investment objectives and policies of a Fund; shall determine the securities to be purchased, sold or otherwise disposed of by a Fund and the timing of such purchases, sales and dispositions; and shall take such further action, including the placing of purchase and sale orders on behalf of a Fund, as the Investment Adviser shall deem necessary or appropriate. The Investment Adviser shall also furnish to or place at the disposal of each Fund such of the information, evaluations, analyses and opinions formulated or obtained by the Investment Adviser in the discharge of its duties as each Fund may, from time to time, reasonably request.
     2. In connection with those Funds identified in Annex 1 to this Agreement and as permitted in their respective Current Investment Management Agreements, and in connection with all Funds added to Schedule A after the date hereof, the Investment Adviser may, subject to the approval of the Board of Trustees/Directors (and in the case of the Morgan Stanley European Growth Fund Inc., Morgan Stanley International SmallCap Fund, Morgan Stanley Japan Fund, Morgan Stanley Pacific Growth Fund Inc. and Morgan Stanley Variable Investment Series (on behalf of its European Growth Portfolio) shall) at its own expense, enter into a Sub-Advisory Agreement with a Sub-Advisor to make determinations as to certain or all of the securities and commodities to be purchased, sold or otherwise disposed of by such Funds and the timing of such purchases, sales and dispositions and to take such further action, including the placing of purchase and sale orders on behalf of such Funds as the Sub-Advisor, in consultation with the Investment Adviser, shall deem necessary or appropriate; provided that the Investment Adviser shall be responsible for monitoring compliance by such Sub-Advisor with the investment policies and restrictions of such Funds and with such other limitations or directions as the Trustees/Directors of the Fund may from time to time prescribe.
     3. The Investment Adviser shall, at its own expense, maintain such staff and employ or retain such personnel and consult with such other persons as it shall from time to time determine to be necessary or useful to the performance of its obligations under this Agreement. Without limiting the generality of the foregoing, the staff and personnel of the Investment Adviser shall be deemed to include persons employed or otherwise retained by the Investment Adviser to furnish statistical and other factual data, advice regarding economic factors and trends, information with respect to technical and scientific developments, and such other information, advice and assistance as the Investment Adviser may desire.
     4. Each Fund will, from time to time, furnish or otherwise make available to the Investment Adviser such financial reports, proxy statements and other information relating to the business and affairs of such Fund as the Investment Adviser may reasonably require in order to discharge its duties and obligations hereunder. The Investment Adviser shall, as agent for each Fund, maintain the Fund’s records required in connection with the performance of its obligations under this Agreement and required to be maintained under the Act. All such records so maintained shall be the property of the Funds and, upon request therefor, the Investment Adviser shall surrender to each Fund such of the records so requested.
     5. The Investment Adviser shall bear the cost of rendering the investment advisory and supervisory services to be performed by it under this Agreement, and shall, at its own expense, pay the compensation of the officers and employees, if any, of the Funds who are also directors, officers or employees of the Investment Adviser.
     6. Except as otherwise provided in the Administration Agreement, each Fund assumes and shall pay or cause to be paid all other expenses of such Fund, including without limitation: fees and expenses payable under the Administration Agreement, the charges and expenses of any registrar, any custodian or depository appointed by the Fund for the safekeeping of its cash, portfolio securities and commodities and other property, and any stock transfer or dividend agent or agents appointed by the Fund; brokers’ commissions chargeable to the Fund in connection with portfolio securities transactions to which the Fund is a party; all taxes, including securities and commodities issuance and transfer taxes, and fees payable by the Fund to Federal, State or other governmental agencies; the cost and expense of engraving or printing share certificates representing shares of the Fund; all costs and expenses in connection with the registration and maintenance of registration of the Fund and its shares with the Securities and Exchange Commission and various states and other jurisdictions (including filing fees and legal fees and disbursements of counsel); the cost and expense of printing (including typesetting) and distributing prospectuses of the Fund and supplements thereto to the Fund’s shareholders; all expenses of shareholders’ and Trustees’/Directors’ meetings and of preparing, printing and mailing proxy statements and reports to shareholders; fees and travel expenses of Trustees/Directors or members of any advisory board or committee who are not employees of the Investment Adviser or any corporate affiliate of the Investment Adviser; all expenses incident to the payment of any dividend, distribution, withdrawal or redemption (and in the case of the closed-end funds, any dividend or distribution program), whether in shares or in cash; charges and expenses of any outside pricing service used for pricing of the Fund’s shares; charges and expenses of legal counsel, including counsel to the Trustees/Directors of the Fund who are not interested persons (as defined in the Act) of the Fund or the Investment Adviser, and of independent accountants in connection with any matter relating to the Fund; membership dues of the Investment Company Institute (and in the case of the closed-end funds, other appropriate industry associations); interest payable on Fund borrowings; (and in the case of the closed-end funds, fees and expenses incident to the listing of the funds’ shares on any stock exchange); postage; insurance premiums on property or personnel (including officers and Trustees/Directors) of the Fund which inure to its benefit; extraordinary expenses (including but not limited to legal claims and liabilities and litigation costs and any indemnification related thereto); and all other charges and costs of the Fund’s operation.
     7. For the services to be rendered, the facilities furnished, and the expenses assumed by the Investment Adviser, each Fund shall pay to the Investment Adviser monthly compensation determined by applying the annual rates to the Fund’s daily net assets (weekly net assets with respect to each closed-end fund) as set forth in Schedule A, provided, however, that in no event will the sum of the fee payable hereunder by each Fund to the Investment Adviser hereunder and the fee payable by that Fund under the Administration Agreement, as that agreement may be amended from time to time, exceed the fee payable by the Fund under the Amended and Restated Investment Management Agreement. For the purposes of calculating the advisory fee hereunder and the administrative fee under the Administration Agreement for the closed-end funds referenced on Annex 2 the liquidation preference of any Preferred Shares issued by each of such Funds will not be deducted from the Fund’s total assets. In addition, for purposes of this calculation, an amount up to the aggregate amount of any other borrowings may be included in the Fund’s advisory fee calculation. Except as hereinafter set forth, compensation under this Agreement shall be calculated and accrued daily and the amounts of the daily accruals shall be paid monthly. Such calculations shall be made by applying 1/365ths of the annual rates to each Fund’s net assets each day determined as of the close of business on that day or the last previous business day.
     In connection with the closed-end funds identified on Schedule A, compensation under this Agreement shall be calculated and accrued weekly and paid monthly by applying the annual rates to the average weekly net assets of the Fund determined as of the close of the last business day of each week,